EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Urologix, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (File Nos. 333-11981, 333-41385, 333-84869, 333-53634, 333-82854 and 333-124939) of Urologix, Inc. of our report dated September 21, 2011 with respect to the balance sheets of Urologix, Inc. as of June 30, 2011 and 2010, and the related statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2011, which report appears in the June 30, 2011 annual report on Form 10-K of Urologix, Inc.

Our report dated September 21, 2011 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative operating cash flows and has entered into a new licensing agreement that raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ KPMG LLP

Minneapolis, Minnesota
September 21, 2011